SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        June 10, 2002
                                                        ------------------------



                               UNOCAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
--------------------------------------------------------------------------------
(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
--------------------------------------------------------------------------------

(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events

Second Quarter 2002 and Year-To-Date Results
---------------------------------------------

Unocal Corporation's net earnings were $114 million, or 46 cents per share (diluted), in the second quarter of 2002 compared with $247 million, or 99 cents per share (diluted), in the second quarter of 2001.

                                       For the Three Months   For the Six Months
                                            Ended June 30,       Ended June 30,
                                      ------------------------------------------
Millions of dollars                            2002    2001       2002     2001
--------------------------------------------------------------------------------
Earnings from continuing operations         $   113   $ 235     $  135   $  527
Earnings from discontinued operations             1      12          1       16
Cumulative effect of accounting change            -       -          -       (1)
--------------------------------------------------------------------------------
Net earnings                                $   114   $ 247     $  136   $  542
================================================================================

Earnings from continuing operations were $113 million, or 46 cents per share (diluted), in the second quarter of 2002 compared with $235 million, or 95 cents per share (diluted), for the same period a year ago. The decrease was primarily due to lower natural gas production and lower prices for natural gas and liquids (crude oil, condensate and natural gas liquids). The second quarter of 2002 was impacted by lower production compared with the same period a year ago, principally in the Lower 48 operations, which reflected lower Gulf of Mexico natural gas production stemming from a decline in Muni field production (10 MMcf/d net of royalty in the second quarter of 2002 versus 126 MMcf/d net of royalty in the second quarter of 2001) and reduced second-half 2001 drilling activity, compared with the first half of 2001, in response to lower commodity prices. Worldwide, net daily production in the second quarter of 2002 averaged 486,000 barrels-of-oil equivalent ("BOE") per day, compared with 516,000 BOE per day a year ago. The lower worldwide production reduced net earnings by approximately $70 million.

Lower natural gas prices reduced net earnings by approximately $25 million, while lower liquids prices reduced net earnings by approximately $15 million. The Company's worldwide average natural gas price, which was not impacted by hedging activities, was $2.80 per thousand cubic feet ("Mcf") in the second quarter of 2002, which was a decrease of 61 cents per Mcf, or 18 percent, from the same period a year ago. The Company's second quarter of 2001 included a loss of one cent per Mcf from hedging activities. In the second quarter of 2002, the Company's worldwide average liquids price was $22.63 per barrel, which was a decrease of $1.70 per barrel, or 7 percent, from the same period a year ago. The Company's hedging program had no impact on the average liquids price in the second quarter of 2002 while the second quarter of 2001 included a loss of 5 cents per barrel from hedging activities.

The second quarter of 2002 also was negatively impacted by a $12 million after-tax impairment in Alaska and a $12 million after-tax restructuring provision for the Gulf Region business unit. After-tax provisions for environmental and litigation matters were $13 million in the second quarter of 2002, compared with $14 million in the same period a year ago. The second quarter of 2002 also included an after-tax gain of $4 million in mark-to-market accruals and realized gains/losses for non-hedge commodity derivatives recorded by the Company's Northrock Resources Ltd. ("Northrock") subsidiary, compared with an after-tax gain of $21 million in the same period a year ago.

In the first six months of 2002, net earnings were $136 million, or 55 cents per share (diluted), compared with $542 million, or $2.17 per share (diluted), for the same period a year ago.

Earnings from continuing operations were $135 million, or 55 cents per share (diluted), in the first six months of 2002, compared with $527 million, or $2.11 per share (diluted), for the same period a year ago. The decrease was primarily due to lower commodity prices and lower worldwide production. Lower natural gas prices reduced net earnings by approximately $155 million, while lower liquids prices reduced net earnings by approximately $50 million. The Company's worldwide average natural gas price, including a benefit of 6 cents per Mcf from hedging activities, was $2.61 per Mcf for the first six months of 2002, which was a decrease of $1.28 per Mcf or 33 percent from the $3.89 per Mcf, including a loss of 3 cents per Mcf from hedging activities, from the same period a year ago. In the first six months of 2002, the Company's worldwide average liquids price was $20.53 per barrel, including a benefit of 2 cents per barrel from hedging activities, which was a decrease of $3.92 per barrel or 16 percent from the $24.45 per barrel, including a loss of 5 cents per barrel from hedging, activities from the same period a year ago.

The results in the first six months of 2002 were also impacted by lower production compared with the same period a year ago, which reduced net earnings by approximately $190 million. The impact was principally in the Lower 48 operations, which reflected lower Gulf of Mexico natural gas production stemming from the decline in Muni field production (13 MMcf/d net of royalty in the first six months of 2002 versus 91 MMcf/d net of royalty for the first six months of
2001) and the reduction in the second-half 2001 drilling activity.

The results in the first six months of 2002 included the $12 million after-tax impairment in Alaska and the $12 million after-tax restructuring provision for the Gulf Region business unit. After-tax provisions for environmental and litigation matters were $34 million in the first six months of 2002, compared with $45 million in the same period a year ago. The first six months of 2002 also included a $2 million after-tax gain from an insurance settlement reached with insurers for the recovery of amounts previously paid out for environmental pollution claims and related costs and a $2 million after-tax gain adjustment related to a Lower 48 prior year asset sale. The first six months of 2001 included an after-tax gain of $4 million in mark-to-market accruals and realized gains/losses for non-hedge commodity derivatives by the Company's Northrock subsidiary.

The second quarter of 2002 included a $1 million after-tax gain from discontinued operations, related to a participation payment received from the purchaser of the Company's former West Coast refining, marketing and transportation assets covering price differences between California Air Resources Board Phase 2 gasoline and conventional gasoline. The second quarter of 2001 included a similar after-tax gain for $12 million, or 4 cents per share (diluted). The total after-tax gain in the first six months of 2001 from discontinued operations was $16 million, or 6 cents per share (diluted).

In the first quarter of 2001, the Company recorded a one-time non-cash $1 million after-tax charge consisting of the cumulative effect of a change in accounting principle related to the initial adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

The following table includes a reconciliation of consolidated net earnings to adjusted after-tax earnings. Special items represent certain significant transactions, the results of which are included in net earnings, that management determines to be unrelated to or not representative of the Company's ongoing operations. The purpose of the table is to provide the investment community supplemental financial data in addition to the data prepared in accordance with generally accepted accounting principles. The Company cautions that the adjusted after-tax earnings presentation may not be comparable to similarly titled measures of other companies.

                                        For the Three Months  For the Six Months
                                           Ended June 30,       Ended June 30,
                                    --------------------------------------------
Millions of dollars                          2002      2001       2002     2001
--------------------------------------------------------------------------------
Net earnings (a)                             $114     $ 247      $ 136   $  542
Less: Earnings from discontinued operations     1        12          1       16
Less: Cumulative effect of accounting change    -         -          -       (1)
--------------------------------------------------------------------------------
Earnings from continuing operations           113       235        135      527
Special items:
Continuing operations
 Litigation provisions (Lower 48)               -         -          1        -
 Asset sales (Lower 48)                         -         -          2        -
 Restructuring (Lower 48)                     (12)        -        (12)       -
 Trading derivatives -- non-hedging (Canada)    4        21          -        4
 Environmental and litigation
   provisions (Corporate & Other)             (13)      (14)       (35)     (45)
 Insurance settlements (Corporate & Other)      -         -          2        -
--------------------------------------------------------------------------------
Total special items from
   continuing operations                      (21)        7        (42)     (41)
--------------------------------------------------------------------------------
Adjusted after-tax earnings
  (before special items) (a)                 $134     $ 228      $ 177   $  568
================================================================================

(a)  Includes amounts attributable
          to minority interests of:       $    (3)    $ (14)     $ (4)   $  (30)

Total revenues from continuing operations for the second quarter of 2002 were $1.36 billion, compared with $1.70 billion for the same period a year ago. For the six months period of 2002, total revenues from continuing operations were $2.39 billion, compared with $3.91 billion for the same period a year ago. The decreases, in both the quarter and six months results, primarily reflected lower hydrocarbon commodity prices, lower domestic natural gas production and reduced crude oil marketing activities.

Capital expenditures in the second quarter of 2002 were $440 million, compared with $464 million, excluding major acquisitions, in the second quarter of 2001. In the second quarter of 2001, major acquisitions included the acquisition by the Company's, Pure Resources, Inc. ("Pure"), subsidiary of Hallwood Energy Corporation ("Hallwood") for a cash outlay of $150 million. Capital expenditures for the six months period of 2002 were $830 million, compared with $824 million, excluding major acquisitions, in the same period a year ago. In the first six months of 2001, major acquisitions included the acquisition by Pure of properties from International Paper Company for $267 million and the Hallwood acquisition.

The Company's total consolidated debt, including current maturities, at the end of the second quarter of 2002 was $3.12 billion, compared with $2.91 billion at the end of 2001. The debt-to-total capitalization ratio was 46 percent at the end of the second quarter of 2002 compared with 44 percent at the end of 2001.

OPERATING HIGHLIGHTS                                              UNOCAL CORPORATION

                                             For the Three Months For the Six Months
                                                 Ended June 30,      Ended June 30,
                                             -------------------- ------------------
                                                  2002      2001      2002     2001
------------------------------------------------------------------------------------
North America Net Daily Production
  Liquids (thousand barrels)
     Lower 48 (a) (b)                                54       59        55        57
     Alaska                                          25       24        25        24
     Canada                                          17       15        18        15
-----------------------------------------------------------------  -----------------
          Total liquids                              96       98        98        96
  Natural gas - dry basis (million cubic feet)
     Lower 48 (a) (b)                               766      954       754       911
     Alaska                                          77       93        89       115
     Canada                                          92       85        91       112
-----------------------------------------------------------------  -----------------
          Total natural gas                         935    1,132       934     1,138
North America Average Prices (excluding hedging activities) (c) (d)
  Liquids (per barrel)
     Lower 48                                    $23.48   $24.72    $20.92    $25.62
     Alaska                                      $20.86   $22.27    $18.03    $22.55
     Canada                                      $21.92   $20.84    $19.15    $20.65
          Average                                $22.47   $23.54    $19.85    $24.05
  Natural gas (per mcf)
     Lower 48                                    $ 3.12   $ 4.62    $ 2.68    $ 5.73
     Alaska                                      $ 1.57   $ 1.20    $ 1.57    $ 1.20
     Canada                                      $ 2.90   $ 2.85    $ 2.53    $ 3.94
          Average                                $ 2.96   $ 4.19    $ 2.55    $ 5.07
------------------------------------------------------------------------------------
North America Average Prices (including hedging activities) (c) (d)
  Liquids (per barrel)
     Lower 48                                    $23.47   $24.57    $20.97    $25.47
     Alaska                                      $20.86   $22.27    $18.03    $22.55
     Canada                                      $21.92   $20.84    $19.15    $20.65
          Average                                $22.47   $23.45    $19.88    $23.96
  Natural gas (per mcf)
     Lower 48                                    $ 3.12   $ 4.62    $ 2.80    $ 5.69
     Alaska                                      $ 1.57   $ 1.20    $ 1.57    $ 1.20
     Canada                                      $ 2.97   $ 2.48    $ 2.62    $ 3.65
          Average                                $ 2.97   $ 4.16    $ 2.66    $ 5.01
------------------------------------------------------------------------------------

(a)  Includes proportional shares of production of equity investees.
(b)  Includes minority interest shares of :
                                   Liquids            9        9         9         8
                               Natural gas           98      106        98        95
                    Barrels oil equivalent           25       26        25        24
(c)  Excludes Trade segment margins.
(d)  Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portion of hedges.

OPERATING HIGHLIGHTS (CONTINUED)                                  UNOCAL CORPORATION

                                             For the Three Months For the Six Months
                                                 Ended June 30,      Ended June 30,
                                             -------------------- ------------------
                                                  2002      2001      2002     2001
------------------------------------------------------------------------------------
International Net Daily Production (e)
  Liquids  (thousand barrels)
     Far East                                        54       48        53        49
     Other (a)                                       20       19        20        19
-----------------------------------------------------------------  -----------------
          Total liquids                              74       67        73        68
  Natural gas - dry basis (million cubic feet)
     Far East                                       883      908       852       851
     Other (a)                                       79       69        78        63
-----------------------------------------------------------------  -----------------
          Total natural gas                         962      977       930       914
International Average Prices (f)
  Liquids (per barrel)
     Far East                                    $22.50   $24.91    $20.95    $24.57
     Other                                       $23.91   $27.51    $23.03    $26.36
          Average                                $22.84   $25.61    $21.43    $25.10
  Natural gas (per mcf)
     Far East                                    $ 2.63   $ 2.54    $ 2.55    $ 2.51
     Other                                       $ 2.79   $ 2.92    $ 2.64    $ 2.90
          Average                                $ 2.64   $ 2.56    $ 2.56    $ 2.54
------------------------------------------------------------------------------------
Worldwide Net Daily Production (a) (b) (e)
  Liquids  (thousand barrels)                       170      165       171       164
  Natural gas - dry basis (million cubic feet)    1,897    2,109     1,864     2,052
  Barrels oil equivalent (thousands)                486      516       482       506
Worldwide Average Prices (excluding hedging activities) (c) (d)
  Liquids (per barrel)                           $22.63   $24.38    $20.51    $24.50
  Natural gas (per mcf)                          $ 2.80   $ 3.42    $ 2.55    $ 3.92
Worldwide Average Prices (including hedging activities) (c) (d)
  Liquids (per barrel)                           $22.63   $24.33    $20.53    $24.45
  Natural gas (per mcf)                          $ 2.80   $ 3.41    $ 2.61    $ 3.89
------------------------------------------------------------------------------------

(a)  Includes proportional shares of production of equity investees.
(b)  Includes minority interest shares of :
                                   Liquids            9        9         9         8
                               Natural gas           98      106        98        95
                    Barrels oil equivalent           25       26        25        24
(c)  Excludes Trade segment margins.
(d)  Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portion of hedges.
(e)  International production is  presented utilizing the economic interest method.
(f)  International did not have any hedging activities.

Third Quarter and Full Year 2002 Outlook
-----------------------------------------

The Company estimates net earnings per share to be between 45 to 55 cents in the third quarter of 2002. The third quarter forecast assumes average NYMEX benchmark prices of $26.75 per barrel of crude oil and $3.15 per million British thermal units ("MMBtus") for North America natural gas. The third quarter forecasted earnings are expected to change 4 cents per share for every $1 change in its average worldwide realized price for crude oil and 2 cents per share for every 10-cent change in the Company's average realized North America natural gas price. The Company estimates that net worldwide daily production for the third quarter will average between 480,000 and 490,000 BOE. The third quarter forecast also includes pre-tax dry hole costs of $30 to $40 million.

For the full-year 2002, the Company estimates net earnings per share to be between $1.60 to $1.80. The full-year forecast assumes average NYMEX benchmark prices of $25.10 per barrel of crude oil and $3.05 per MMBtus for North America natural gas. The full-year forecasted earnings are expected to change 16 cents per share for every $1 change in its average worldwide realized price for crude oil and 8 cents per share for every 10-cent change in the Company's average realized North America natural gas price. The Company estimates that net worldwide daily production for the full-year will average in the lower end of the range between 490,000 and 500,000 BOE. The anticipated production increase through the remainder of 2002 reflects new projects in the Far East and Gulf of Mexico. The full-year forecast also includes pre-tax dry hole costs of $110 to $125 million.

The Company currently estimates that full-year 2002 capital expenditures will approximate $1.7 billion.

Unocal Thailand Begins Production from Phase II of Pailin Field
----------------------------------------------------------------

On July 1, 2002, the Company's Unocal Thailand, Ltd. ("Unocal Thailand"), subsidiary started natural gas production from the Phase II development in the northern part of Pailin field in the B12/27 concession area in the Gulf of Thailand. The minimum daily contract quantity of natural gas sales from Phase II ("North Pailin") facilities is 165 gross MMcf/d, raising the gross contracted natural gas sales from the Pailin field to 330 MMcf/d under an agreement with PTT Public Co., Ltd. ("PTT"), the partially privatized state petroleum company. North Pailin facilities have produced an average of 180 gross MMcf/d throughout the month of July.

In addition, the North Pailin facilities have produced an average of 5,300 gross barrels of condensate per day (b/d) throughout the month of July, raising total condensate production from Pailin to more than 14,600 gross b/d.

Unocal Thailand is operator of the field and holds a 35 percent working interest (31 percent net of royalty).

The Pailin field is Unocal Thailand's largest and most complex single project. Unocal Thailand has installed 11 wellhead platforms and two processing platforms to serve the entire field. Unocal Thailand and its co-venturers have invested over $820 million in developing Pailin. Gas from the field is sold to PTT under a 30-year gas sales agreement signed in 1996. Phase I production began at Pailin in 1999. With the new production from North Pailin, gross natural gas production from all the fields operated by Unocal Thailand now totals over 1 billion cubic feet of gas per day for the Thai market.


Agreements Reached on Indonesia Geothermal Contracts
-----------------------------------------------------

On July 23, 2002, the Company's Unocal Geothermal of Indonesia, Ltd. ("UGI"), subsidiary and Dayabumi Salak Pratama, Ltd. ("DSPL"), a 50-percent equity investee of UGI, announced that they reached agreement over pricing and production issues at the Gunung Salak geothermal project in Indonesia with PT. PLN (Persero) ("PLN"), the Indonesian state-owned electricity company, and Pertamina, the Indonesian state-owned oil and natural gas company.

Gunung Salak is a 330-megawatt geothermal production and electricity generation project on the western side of the island of Java. UGI operates the steam fields as a contractor to Pertamina and delivers geothermal steam to PLN, which operates three electricity-generating plants at Salak. UGI also delivers steam to DSPL for three generating plants that supply electricity to PLN on behalf of Pertamina.

The new agreement extends the primary terms of the Joint Operation Contract and Energy Sales Contract to 2040. The new agreement also includes a commitment by PLN to accept as much steam and electricity as possible to meet increased demand in the Java-Bali electricity distribution system. In addition, the agreement reaffirms the Government of Indonesia guarantee of PLN's obligations to UGI, DSPL, Pertamina and the project's lenders.

The new agreement lowers the selling price of electricity delivered by DSPL and steam supplied to PLN by UGI. It also provides for payment by PLN of a portion of the past due receivable balances to the Company while the Company foregoes a portion of the receivables. Allowances for the uncollectable portion of the unpaid receivables have previously been accrued on the Company's balance sheet.

With this agreement in place, the Company's Geothermal and Power business segment is forecast to have after-tax earnings of $40 to $50 million in 2002, compared with $11 million in 2001.

Agrium Litigation
------------------

On June 10, 2002, a lawsuit was filed against the Company by Agrium Inc., a Canadian corporation, and a U. S. subsidiary in the California Superior Court, Los Angeles County (Agrium U.S. Inc. and Agrium Inc. v. Union Oil Company of California, Case No. BC275407). The Company subsequently removed the case to the U.S. District Court for the Central District of California (Case No. 02-04769
Nm).

The Agrium entities ("Agrium") allege numerous causes of action relating to their purchase from the Company of a nitrogen-based fertilizer plant on the Kenai Peninsula, Alaska, in September 2000. The primary allegations involve the Company's obligation to supply natural gas to the plant pursuant to a Gas Purchase and Sale Agreement (the "GPSA") between the parties. Agrium alleges that the Company misrepresented the amount of gas reserves available for sale to the plant as of the closing of the transaction and that the Company has failed to develop additional reserves for sale to the plant. Agrium also alleges that the Company misrepresented the condition of the general effluent sewer at the plant and made misrepresentations regarding other environmental matters.

Agrium seeks damages in an unspecified amount for breach of such representations and warranties, as well as for alleged misconduct by the Company in operating and managing certain oil and gas leases and other facilities. Agrium also seeks declaratory relief concerning the base price of gas under the GPSA, as well as for the calculation of payments under a "Retained Earnout" covenant that entitles the Company to certain contingent payments based on the price of ammonia subsequent to the September 2000 closing. The complaint includes demands for punitive damages and attorneys' fees.

Also on June 10, 2002, the Company filed a lawsuit against Agrium in the U.S. District Court for the Central District of California (Union Oil Company of California v. Agrium Inc. and Agrium U.S. Inc., Case No. 02-04518 Nm(Ctx)). The Company seeks declaratory relief in its favor against the allegations of Agrium set forth above and for judgment on the Retained Earnout in the amount of $16.6 million, together with interest accrued subsequent to May 31, 2002.

The Company believes that certain portions of its disputes with Agrium are subject to binding arbitration under the terms of the GPSA, and has initiated arbitration respecting the gas supply available under that agreement. Agrium claims the dispute resolution provisions of the agreement for the sale of the plant (the "PSA") supersede the arbitration provisions of the GPSA, and has moved for an order enjoining the arbitration proceedings. The federal court recently denied a motion by Agrium to temporarily restrain implementation of the arbitration.

Agrium has filed motions to stay the Company's case, to enjoin implementation of the arbitration and for Agrium's suit to be remanded to the state court. A hearing on these motions is set for September 16, 2002.

The GPSA contains a contractual limit on liquidated damages of $25 million per year, not to exceed a total of $50 million over the life of the agreement. In addition, the PSA contains a limit on damages of $50 million. The Company believes it has a meritorious defense to each of the Agrium claims, but that in any event its exposure to damages for all disputes is limited by the agreements. Agrium alleges that it is entitled to recover damages in excess of those amounts.

Bangladesh Claim
-----------------

On July 2, 2002, the Company's Bermuda subsidiary Unocal Bangladesh Blocks Thirteen and Fourteen, Ltd. (which was acquired in 1999 from Occidental Petroleum Corporation and, prior to the July 22, 2002, completion of Bangladesh name-change formalities, was still known in Bangladesh as Occidental of Bangladesh Ltd.) ("OBL"), received from the Bangladesh Oil, Gas & Mineral Corporation ("Petrobangla") a letter claiming, on behalf of the Bangladesh government and Petrobangla, compensation allegedly due in the amount of $685 million for 246 billion cubic feet of recoverable natural gas allegedly "lost and damaged" in a 1997 blowout and ensuing fire during the drilling by OBL, as operator, of the Moulavi Bazar #1 ("MB #1") exploration well on the Blocks 13 and 14 production-sharing contract ("PSC") area in Northeast Bangladesh.
The Company and OBL believe that the claim vastly overstates the amount of recoverable gas involved in the blowout.

Consistent with worldwide industry contracting practice, there was no provision in the PSC for compensating the Bangladesh government or Petrobangla for resources lost during the contractors' operations. Even if some form of compensation were due, the Company and OBL believe that settlement compensation for the blowout was fully addressed in a November 1998 Supplemental Agreement to the PSC, which, among other matters, waived OBL's then 50-percent contractor's share (as well as the then 50-percent contractor's share held by the Company's Unocal Bangladesh, Ltd., subsidiary) of entitlement to the recovery of costs incurred in the blowout, waived their right to invoke force majeure in connection with the blowout, and reduced by five percentage points their contractors' profit share (with a concomitant increase in Petrobangla's profit share) of future production from the sands encountered by the MB #1 well to a drill depth of 840 meters or, if the blowout sand reservoir were not deemed commercial, from other commercial fields in the Moulavi Bazar "ring-fenced" area of Block 14. Consequently, the Company and OBL consider the matter closed and OBL has advised Petrobangla that no additional compensation is warranted.


--------------------------------------------------------------------------------
This filing contains certain forward-looking statements about Unocal's expected earnings, production, commodity prices, capital spending, dry hole costs, future operations and business negotiations. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of factors discussed in Unocal's 2001 Annual Report on Form 10-K and subsequent reports.
--------------------------------------------------------------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 UNOCAL CORPORATION
                                                   (Registrant)




Date:  July 30, 2002                        By:  /s/ JOE D. CECIL
      ---------------                            -------------------------------
                                                  Joe D. Cecil
                                                  Vice President and Comptroller